SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 09/30/2004
FILE NUMBER 811-7890
SERIES NO.: 1


72DD.    1.   Total income dividends for which record date passed during the period.
              Class A Shares              $   7,225
         2.   Dividends for a second class of open-end company shares
              Class A3 Shares             $   1,869
              Class INSTL Shares          $       0

73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares              $000.2370
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class A3 Shares             $000.2160
              Class INSTL Shares          $000.0790

74U.     1.   Number of shares outstanding
              Class A Shares                 25,505
         2.   Number of shares outstanding of a second class of open-end company shares
              Class A3 Shares                 8,901
              Class INSTL Shares                  7

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares              $   11.51
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class A3 Shares             $   11.51
              Class INSTL Shares          $   11.51